                                                                               .
                                                                               .
                                                                               .

                                                                      Exhibit 12

LIBERTY MEDIA CORPORATION
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
(DOLLARS IN MILLIONS)



                                                                                    10 MONTHS       2 MONTHS
                                                   YEAR ENDED DECEMBER 31,            ENDED           ENDED
                                             -----------------------------------   DECEMBER 31,    FEBRUARY 28,
                                              2003    2002    2001      2000          1999            1999
                                             -----------------------------------   ------------    ------------
Earnings (losses) before income taxes,
minority interest and share of
losses of affiliates                         $(908)  (4,748)  (5,976)   6,441       (2,260)           203

Add:

Interest expense, including amortization
  of capitalized expense related
  to indebtedness                              539      423      525      246         288             26

Estimate of the interest within
  rental expense                                25       23       25       17         10               1
Distributed income of equity affiliated          3       26        7       17          7               2
                                             ---------------------------------------------      --------
Earnings available for fixed charges         $(341)  (4,276)  (5,419)   6,721     (1,955)            232
                                             =============================================      ========

Fixed Charges:

Interest expense, including amortization
  of capitalized expenses related
  to indebtedness                            $ 539      423      525      246        288              26

Estimate of the interest within
  rental expense                             $  25       23       25       17         10               1
                                             ---------------------------------------------      --------
Total fixed charges                          $ 564      446      550      263        298              27
                                             =============================================      ========
Ratio of earnings to fixed charges              --       --       --    25.56         --            8.59

Deficiency                                   $(905)  (4,722)  (5,969)      --     (2,253)             --